UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NEWMARKET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held at the Virginia War Memorial, 621 S. Belvidere Street, Richmond, Virginia on Thursday, April 28, 2016, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers; and

4.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 29, 2016. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors,

M. RUDOLPH WEST, Secretary

March 14, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2016

The company’s Proxy Statement for the 2016 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 14, 2016

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 28, 2016

Time:	10:00 a.m., Eastern Daylight Time

Place:	Virginia War Memorial 621 S. Belvidere Street Richmond, Virginia 23220

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay); and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 29, 2016 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 11,849,579 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 29, 2016 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•	The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board of Directors as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors. Abstentions and broker non-votes will have no effect on the outcome.

•	The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions and broker non-votes will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•	The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors and the say-on-pay advisory vote are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP, and the say-on-pay advisory vote.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 18, 2016 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•	if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $6,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 69; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company), where before being President she held positions of increasing responsibility including Chief Financial Officer. Ms. Cothran previously served on the board of directors of Tredegar Corporation from 1993 through 2005. Ms. Cothran brings to the Board of Directors business leadership, corporate strategy and financial expertise.

Mark M. Gambill; age 65; director since 2009; co-founder, Managing Director and Chairman of Cary Street Partners (financial advisory and wealth management firm), having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Other directorships: Speedway Motorsports, Inc. and Triangle Capital Corporation. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experiences as a director of other public companies.

Bruce C. Gottwald; age 82; director since 1962; after having served as Chairman of NewMarket and its predecessor Ethyl Corporation for approximately twenty years, Mr. Gottwald stepped down as Chairman on July 28, 2014 and agreed to continue serving as a Director. Mr. Gottwald also previously served as Chief Executive Officer of Ethyl Corporation. From 1998 through 2004, Mr. Gottwald served as an independent director of CSX Corporation. As the former Chief Executive Officer of Ethyl Corporation and long-time Chairman of the company, Mr. Gottwald contributes to the Board of Directors key operational and leadership experience with the company and extensive knowledge of the chemical industry and history of the company. His background and experience enable him to add institutional and industry insight to Board discussions.

Thomas E. Gottwald; age 55; director since 1994; Chairman of the Board since July 29, 2014; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

Patrick D. Hanley; age 71; director since 2004; non-executive Chairman of Gallium Technologies, LLC (software start-up specializing in accounts receivable software) until January 2016, having previously served as President and Chief Executive Officer of Gallium Technologies until January 2011. Mr. Hanley also previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), and also as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Mr. Hanley also previously served in managerial positions at Union Pacific Resources Group, Union Pacific Corporation and Ford Motor Company. Other directorship: Xenith Bankshares, Inc. Mr. Hanley brings to the Board of Directors insight and knowledge into the management of public companies as well as accounting, finance and Securities and Exchange Commission reporting experience.

H. Hiter Harris, III; age 55; director since 2015; co-founded Harris Williams & Co., where he also serves as a Managing Director. Having advised on more than 200 mergers and acquisitions transactions at an international investment banking firm focused on the middle market, Mr. Harris brings to the Board of Directors a wealth of transactional experience and financial expertise, as well as significant knowledge of middle market companies.

James E. Rogers; age 70; director since 2003; former chairman of BackOffice Associates, LLC (provider of SAP data quality, migration and governance solutions); previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Other directorship: Owens & Minor, Inc. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his ongoing board and board committee experience, such as his current role as an independent director of Owens & Minor, and his previous membership on the boards of Caraustar Industries, Inc., Wellman, Inc., Cadmus Communications and Chesapeake Corporation.

Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Harris, Rogers and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement. In determining the independence of Mr. Harris, the Board considered that he is an employee of Harris Williams & Co., a wholly owned subsidiary of PNC Bank, N.A., which is a part of The PNC Financial Services Group, Inc. (NYSE: PNC). Affiliates of PNC provide various financial and banking services to us, including acting as co-syndication agent in our revolving credit facility. Our Board determined that these payments and relationships were not material and did not impair Mr. Harris’ independence.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2015, our Board held five meetings. During 2015, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Lead Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. The Lead Director chairs all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The Lead Director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting and that the Lead Director chair these sessions.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors has unanimously approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board including the Lead Director in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Currently, Thomas Gottwald, our Chief Executive Officer, serves as the Board’s Chairman. Thomas Gottwald succeeded Bruce Gottwald as Chairman who served in that role from June 2001 through July 2014 and continues to serve as a non-employee director of the company. James E. Rogers currently serves as the Board’s Lead Director.

The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board’s decision to combine the roles by appointing our current Chief Executive Officer as Chairman was based on the company’s historic success in having Bruce Gottwald, the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) until 2001, serve as its Chairman. Thomas Gottwald has been serving as our President and Chief Executive Officer since 2004 and served in the same role at Ethyl Corporation from 2001 through 2004. As such, he brings to the chairmanship extensive knowledge of our industry in general and the company’s business in particular. The Board believes this leadership structure promotes the development of long-term strategic plans and facilitates the implementation of such plans.

Under our current Corporate Governance Guidelines, if the Chairman position is held by the company’s current Chief Executive Officer, a Lead Director will be appointed by the independent directors. The Lead Director, among other things, works with the Chairman to set and approve agendas and schedules for Board meetings, serves as a liaison between the Chairman and the non-employee directors, and presides at any meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary.

The Board believes that this leadership structure helps provide a well-functioning and effective balance between strong company leadership, an independent Lead Director and oversight by active, independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company. The Board also believes that its current leadership structure enhances its ability to engage in risk oversight because of Thomas Gottwald’s understanding and insights of the material risks inherent in our business.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities.

These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and James E. Rogers. During 2015, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Hanley (Chairman), Harris and Gambill currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2015, the Audit Committee met on five occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence, and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Ms. Cothran (Chairman) and Messrs. Harris and Rogers currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2015, the Compensation Committee met on seven occasions. This committee reviews and approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under our equity compensation plans. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 14.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Gambill (Chairman) and Hanley and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on four occasions during 2015. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors, recommends director candidates to our Board for nomination by our Board, and leads the Board in its annual review of the Board and management’s performance.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors has not adopted a diversity policy, the Nominating and Corporate Governance Committee and the Board believe it is desirable for the Board to be composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the Board’s deliberations and discussions.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 33. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our website.

Availability of Corporate Governance Guidelines, Code of Conduct and Committee Charters

Our Corporate Governance Guidelines, Code of Conduct and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers, among other factors, whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2015. Mr. Thomas E. Gottwald, our President and CEO, does not receive any compensation for his services as Chairman, other than a retirement benefit as described below under “—Directors’ Retirement Benefits,” the change in the actuarial present value of which is disclosed in the Summary Compensation Table on page 22.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
Phyllis L. Cothran	$90,625	$49,716	$0	$0	$0	$140,341
Mark M. Gambill	81,000	49,716	0	—	0	130,716
Bruce C. Gottwald	62,000	—	0	427	0	62,427
Patrick D. Hanley	94,375	49,716	0	—	0	144,091
H. Hiter Harris (3)	21,250	—	0	—	0	21,250
James E. Rogers	91,625	49,716	0	—	0	141,341

(1)	Represents the aggregate grant date fair market value of the 112 shares of our common stock awarded to each non-employee director on July 1, 2015, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “— Annual Stock Retainer” below.
(2)	Represents the aggregate change in the actuarial present value from January 1, 2015 to December 31, 2015 of the retirement benefits for eligible directors described under “Directors’ Retirement Benefits” below. Messrs. Gambill, Hanley, Harris and Rogers are not eligible for this benefit. The actuarial present value is calculated using the same assumptions we use for financial reporting purposes, except that normal retirement age is age 60. The discount rate for 2015 was assumed to be 4.500%. Decreases in actuarial present value are reported as $0. The actual decrease for Ms. Cothran was $9,893.
(3)	Mr. Harris was appointed to the Board on August 7, 2015.

Non-Employee Directors’ Fees

In 2015, the Compensation Committee approved a new schedule of fees to be paid to non-employee directors. Effective October 1, 2015, we began paying quarterly (a) $20,000 to each non-employee director, (b) $1,250 to each member of our Audit Committee and $4,375 to the Chairman of our Audit Committee; (c) $3,125 to the Chairman of our Compensation Committee; (d) $2,500 to the Chairman of our Nominating and Corporate Governance Committee; and (e) $6,250 to the Lead Director.

Prior to October 1, 2015, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each the following quarterly retainers: (a) $12,500 to our non-employee directors; (b) $6,250 to our Lead Director; (c) $1,250 to each member of our Audit Committee and $3,750 to the Chairman of our Audit Committee; (d) $1,875 to the Chairman of our Compensation Committee; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee.

Each non-employee director was eligible for an annual stock grant of approximately $50,000 based on the formula set forth below under the heading “—Annual Stock Retainer.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees including to our Chairman.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60 under our Director Retirement Plan. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. As of December 31, 2015, Messrs. Bruce C. Gottwald and Thomas E. Gottwald, and Ms. Phyllis L. Cothran were eligible for this benefit upon their retirement after age 60.

Annual Stock Retainer

Each non-employee director is awarded on each July 1 a number of whole shares of our common stock that, when multiplied by the closing price of our common stock on the immediately preceding business day, equals as nearly as possible but does not exceed $50,000. Beginning July 1, 2016, this amount will increase to $60,000. The shares are fully vested and nonforfeitable upon grant. Subject only to the stock ownership guidelines described below and the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares at any time.

Share Ownership Guidelines

In 2012, the Compensation Committee approved adoption of stock ownership guidelines for our non-employee directors. Consistent with their responsibilities to our stockholders, each of the non-employee directors is required to maintain a financial stake in the company. To this end, each non-employee director must own shares of our stock with a fair market value of at least three times their annual cash director fee. The Compensation Committee annually reviews and monitors each director’s compliance with these guidelines. New directors are given five years to comply with these requirements. Each current non-employee director who has been a member of the Board for five years is in compliance with these guidelines.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and Chairman of the Board of Directors of our company, is a son of director Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company. August Clarke Gottwald, son of Thomas E. Gottwald, serves as a Senior Business Analyst of the company. For fiscal 2015 his total annual compensation was approximately $185,445, a substantial amount of which includes customary expenses paid pursuant to the company’s expatriate assignment policy. Edward Parker Gottwald, son of Thomas E. Gottwald, serves as a Logistics Coordinator of the company. For fiscal 2015 his total annual compensation was approximately $129,280, a substantial amount of which includes customary expenses paid pursuant to the company’s expatriate assignment policy.

During 2015, a provider of pension asset management services was also a beneficial owner of at least 5% of NewMarket common stock. The London Company provided asset management services to the company’s pension plan and received approximately $491,500 in fees for such services in 2015. The investment management agreement was entered into on an arm’s-length basis in the ordinary course of business and was reviewed and approved by the Audit Committee.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 29, 2016, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class

Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,340,535	(1)	11.31%

	The London Company 1800 Bayberry Court, Suite 301 Richmond, Virginia 23226	1,321,461	(2)	11.15%

	Bank of America Corporation Bank of America Corporate Center 100 N Tryon Street Charlotte, North Carolina 28255	851,170	(3)	7.18%

	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	703,569	(4)	5.94%

	Managed Account Advisors LLC 101 Hudson Street, 9th Floor Jersey City, New Jersey 07302	689,838	(5)	5.82%

	BlackRock Inc. 55 East 52nd Street New York, New York 10055	653,698	(6)	5.52%

	Floyd D. Gottwald, Jr. 330 South Fourth Street Richmond, Virginia 23219	623,684	(7)	5.26%

(1)	As of February 29, 2016, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 29,700 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,296,169 shares (10.94%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 611,728 shares (5.16%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(2)	Information provided is based solely on an amendment to Schedules 13G filed on February 9, 2016 by The London Company, which has sole voting and dispositive power over 1,199,172 shares and shared dispositive power over 122,289 shares.
(3)	Information provided is based solely on an amendment to Schedule 13G filed on February 17, 2016 by Bank of America Corporation, which has shared voting power over 772,936 shares and shared dispositive power over 851,170 shares.
(4)	Information provided is based solely on an amendment to Schedule 13G filed on February 11, 2016 by The Vanguard Group, which has sole voting power over 7,094 shares, sole dispositive power over 696,575 shares, shared voting power over 500 shares and shared dispositive power over 6,994 shares.
(5)	Information provided is based solely on a Schedule 13G filed February 2, 2016 by Managed Account Advisors LLC, which has sole dispositive power over 689,838 shares and no voting power over any such shares.
(6)	Information provided is based solely on an amendment to Schedule 13G filed on January 27, 2016 by BlackRock, Inc., which has sole voting power over 623,631 shares and sole dispositive power over all 653,698 shares.
(7)	Information provided is based solely on a Schedule 13G filed February 16, 2015 by Floyd D. Gottwald, Jr., who has sole voting power over 612,902 shares, sole dispositive power over 623,120 shares and shared voting and dispositive power over 564 shares.

Directors and Executive Officers

The following table sets forth as of February 29, 2016, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 22 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class(1)

Phyllis L. Cothran	4,826		—		4,826
Steven M. Edmonds	5,481		—		5,481
Mark M. Gambill	1,634		276	(2)	1,910
Bruce C. Gottwald	1,292,104	(3)	48,431	(4)	1,340,535	11.31%
Thomas E. Gottwald	555,276		34,269	(5)	589,545	4.98%
Patrick D. Hanley	2,287		1,200	(6)	3,487
H. Hiter Harris, III	—		—		—
Bruce R. Hazelgrove, III	22,032		7,559	(7)	29,591
Brian D. Paliotti	1,819		—		1,819
James E. Rogers	4,133		—		4,133
Robert A. Shama	11,645		—		11,645
Directors and executive officers as a group (13 persons)	1,910,331		84,846		1,995,177	16.84%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(2)	Such shares are owned jointly by Mr. Gambill and his wife.
(3)	100,000 of such shares serve as collateral for a line of credit.
(4)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 48,431 of such shares.
(5)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 34,269 of such shares.
(6)	Such shares are owned jointly by Mr. Hanley and his wife.
(7)	Mr. Hazelgrove disclaims beneficial ownership of all 7,559 of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation philosophy and objectives and the process followed by the Compensation Committee (Committee) in decisions involving our named executive officers (NEOs). Our NEOs for 2015 are:

•	Thomas E. Gottwald, Chairman, President and Chief Executive Officer

•	Robert A. Shama, President of Afton Chemical Corporation

•	Bruce R. Hazelgrove, III, Executive Vice President and Chief Administrative Officer

•	Steven M. Edmonds, Vice President and General Counsel

•	Brian D. Paliotti, Vice President and Chief Financial Officer

Highlighted in the sections that follow are business results and compensation decisions for 2015, which demonstrate the close alignment between pay and performance for our NEOs.

2015 Business Highlights

Business performance in 2015 was solid, as evidenced by:

•	Total shareholder return (TSR) for our 1, 3 and 5 year periods ending December 31, 2015 was -4.3%, 14.7% and 29.4%, respectively, which compares favorably to TSR for other companies in our industry over the long term. The TSRs for the companies in the S&P Specialty Chemicals Index for the same periods were -3.1%, 14.7% and 18.1%, respectively.

•	Operating profit was within 2% of recent historical record highs and net income and earnings-per-share increased 2.3% and 5.8% respectively.

•	The company’s business continued to generate strong cash flows. In 2015, we paid dividends of $70.8 million, funded capital expenditures of $126.5 million and repurchased 501,261 shares of our common stock at a cost of $197.9 million.

•	Our safety performance continues to be very strong with a worldwide injury/illness recordable rate at 0.54 putting the company among the top performers in our industry peer group.

2015 Compensation Decisions

Highlights of our 2015 executive compensation program include:

•	We gave each of our NEOs modest merit salary raises in alignment with our peers.

•	We awarded our NEOs annual cash bonuses for 2015 consistent with our financial performance and each NEO’s individual performance.

•	We awarded our NEOs long term incentive awards for 2015 that cliff vest on the third anniversary of the date of grant, except Mr. Edmonds who did not receive an award in light of his announced retirement.

•	Our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our NEOs, and generally do not provide significant perquisites.

2015 Chairman and Chief Executive Officer (CEO) Pay

Our executive compensation program, and in particular the compensation of our CEO, places a substantial amount of compensation “at risk” in the form of performance-based pay, and compares favorably to our peers when measured against our performance:

•	Our CEO’s 2015 pay ranked in the middle of our peer group for base salary, between the 25th percentile and median for total cash compensation and ranked below the 25th percentile for total direct compensation as compared to actual 2014 peer group pay.

•	Approximately 42% of our CEO’s 2015 total direct compensation, and approximately 49% of our other NEOs’ average 2015 total direct compensation as a group, was “at risk” in the form of performance-based compensation and restricted stock awards granted in 2015.

During 2015 our compensation committee approved the payment of a Hart-Scott-Rodino Improvement Act (HSR) filing fee of $170,000 on behalf of Mr. Thomas Gottwald. The value of company stock owned by Mr. Gottwald exceeded limits set forth in the HSR regulations and he was required to make HSR filings in 2015 in order to maintain and increase his stock ownership levels in the company. Due to Mr. Gottwald’s position as Chief Executive Officer and Chairman of the company, he is not able to rely on the passive investor exemption contained in the HSR regulations. This amount was imputed as income to Mr. Gottwald, and Mr. Gottwald did not receive any tax gross-up on this amount.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and performance. Our executive compensation program is designed to deliver a balanced total compensation package over our executives’ careers with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that are crucial to our continued success, as well as to align the interests of our executives and shareholders. The compensation package of our NEOs consists of four main elements:

1.	Base Salary – Market competitive annual fixed pay to compensate our executives for their contribution to the day to day management of the company;

2.	Annual Bonus – Annual award payable in cash after the completion of the most recent fiscal year, determined based on our corporate financial performance and the achievement of individual objectives;

3.	Long-term equity-based compensation – Restricted stock intended to retain our executives and achieve unity of interest between our executives and long-term shareholders; and

4.	Benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Committee is responsible for developing, overseeing, and implementing our executive compensation program. The Committee also monitors the results of the program to ensure compensation remains competitive and creates proper incentives to enhance shareholder value. The Committee annually reviews and approves all compensation for the CEO and other NEOs.

The Committee has the responsibility to approve and monitor all compensation for our NEOs. Our CEO is responsible for evaluating and reviewing the performance of all of the NEOs (other than himself) with the Committee and makes compensation recommendations for base salary, the annual bonus award, any stock award or other special or supplemental benefits to the Committee for those NEOs. The Committee performs the same function for the CEO. The Committee reviews and approves the process and factors used to recommend base salary increases, bonuses and other awards and has the discretion to approve the final awards, based on such factors as it considers relevant. All independent directors also approve the CEO’s compensation.

Under its charter, the Committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. For 2015, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company. FWC assists the Committee with selecting the members of the company’s compensation peer group, provides the Committee comparative market data on compensation levels for our executive officers and compensation practices and programs of our peer group and advises the Committee on the design of our executive compensation program. The Committee has determined that the work performed for the Committee by FWC in 2015 did not raise any conflict of interest.

Result of 2015 Say-On-Pay Vote

At our annual meeting in 2015, our shareholders voted on our executive compensation program (the say-on-pay vote), and approved it (on an advisory basis) by 98.7% of the votes cast. After considering the very strong shareholder endorsement of the executive compensation program, the Committee continued to make compensation decisions that support our stated executive compensation philosophy and objectives and did not make any specific changes to our 2015 executive compensation program in response to the say-on-pay vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selects a compensation peer group of companies similar in size and business to us. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

The peer group is comprised of 14 companies in the same GICS sub-industry and which are comparable to us in terms of revenue and market capitalization. Our peer group for 2015 was the same as it was for 2014 except Rockwood Holdings, Inc. was excluded since it was acquired by Albemarle Corporation in January 2015. In relation to the peer group, we are close to the median measured by revenue, in the top quartile measured by net income and market capitalization and between the median and 75th percentile measured by operating income as of March 31, 2015 or the most recently reported four quarters.

The following 14 companies comprise the peer group used in connection with evaluating our 2015 executive compensation program:

A. Schulman, Inc.	H.B. Fuller Company	Polyone Corporation
Albemarle Corporation	Innospec Inc.	RPM International Inc.
Cabot Corporation	International Flavors & Fragrances Inc.	Sensient Technologies Corporation
Chemtura Corp	Minerals Technologies Inc.	Stepan Company
Cytec Industries Inc	W.R. Grace & Co

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. In determining and setting base salary, the Committee considers various factors, including our past and current performance, the NEOs’ individual contributions to our success throughout their careers, internal pay equity and market data regarding comparable positions within our peer group. For 2015, the Committee reviewed and approved annual merit base salary increases effective September 1, 2015, as follows: Mr. Gottwald was awarded a 3% increase; Mr. Shama was awarded a 5% increase; Mr. Hazelgrove was awarded a 3% increase; Mr. Edmonds was awarded a 3% increase; and Mr. Paliotti was awarded a 4.5% increase.

For each of our NEOs, we review base salary data for comparable executive positions in our peer group to ensure that the base salary rate for each executive is competitive. In general, for most of our executives, we regard a base salary rate within 20% of the 50th percentile (median) of the peer group base salary data as appropriately competitive. The 2015 base salaries for our NEOs ranged from between 93% and 105% of the corresponding peer group median.

Annual Cash Bonus

The objectives of our annual bonus program for our NEOs (the Executive Bonus Plan) are to encourage and reward the NEOs for their invention, ability, leadership, loyalty, exceptional service and recruiting others who will contribute to our continued success. We have an established history of aligning our executives’ pay with our performance. Our Executive Bonus Plan uses a pre-established formula to determine the maximum bonuses payable to our NEOs. The Committee has the ability to exercise negative discretion to reduce the maximum bonus payouts to reflect other financial performance measures, as well as the individual performance of each NEO and any other factors the Committee deems appropriate, as described below.

Executive Bonus Plan Formula

Our Executive Bonus Plan uses an objective, pre-established formula to determine the initial maximum annual bonuses payable to our NEOs. For each NEO, the initial maximum bonus is equal to a specified percentage of our annual operating profit, up to $2,000,000. The Committee establishes the individual percentage for each NEO based on each executive’s past and expected individual performance, expected company performance and projected operating profit, each NEO’s position and seniority and internal pay equity considerations. In setting these bonus percentages (and determining the final bonus payouts as described below), the Committee considers the various factors described above and does not target bonuses at a particular percentile or percentile range of the peer group data. No “threshold” or “target” bonus is established for any of the NEOs (as a percentage of base salary or otherwise).

We use operating profit as the sole metric for determining the maximum bonuses payable to the NEOs because the Committee believes that operating profit is an important indicator of corporate performance and that management focus on operating profit is key to the success of the company. For purposes of the Executive Bonus Plan, annual operating profit is the sum of segment operating profit less corporate, general, and administrative expenses and any special one-time/non-recurring items, which for 2015 was approximately $367 million.1 While annual operating profit is the sole metric used to determine the initial maximum bonuses, final bonuses may be based on the company’s performance measured against various other financial metrics, as well as the individual performance of each NEO measured against a variety of individual performance metrics.

For 2015, the maximum annual bonus percentage for Mr. Gottwald was set at 0.35% of operating profit, at 0.20% for Mr. Shama and at 0.15% for the other NEOs in each case up to a maximum annual bonus of $2,000,000. Based on our 2015 operating profit of approximately $367 million, these percentages translated into initial maximum bonuses of $1,283,450 for Mr. Gottwald, $733,400 for Mr. Shama and $550,050 for Messrs. Hazelgrove, Edmonds and Paliotti.

Final 2015 Bonuses

At the end of the year, after the initial maximum bonuses have been determined, the Committee may exercise negative discretion to reduce the bonus for each NEO, based on the recommendations of the CEO (for NEOs other than himself) and any other factors the Committee deems appropriate.

The CEO recommends final bonus amounts for the other NEOs to the Committee (not in excess of the maximum) based on an evaluation of our overall financial performance for the year, each NEO’s individual performance, internal pay equity comparisons, comparable peer group compensation data, each NEO’s position and seniority, and any other factors deemed relevant by the CEO. Individual performance is generally evaluated based on the long-term and annual operating plan for the NEO’s area of responsibility, as well as overall corporate initiatives, and may be measured subjectively. The CEO has discretion to select and evaluate the factors that inform the bonus recommendations and in general does not rely on pre-established weightings or quantitative goals or targets with respect to any individual performance measures to determine the final bonuses. The Committee follows a similar process for determining the CEO’s annual bonus. The various company and individual performance factors that informed the final 2015 bonuses for the NEOs are as described below.

[1]	The 2015 operating profit of $367 million is based on our 2015 operating profit (calculated in accordance with GAAP) of $357 million, excluding a charge of $10 million for the bonus expense.

Company Performance

In 2015 the company had a solid year with operating profit results within 2% of record 2014 performance levels. Net income and earnings per share increased 2.3% and 5.8% respectively from 2014. Strong cash flows allowed for funding of capital expenditures of $126.5 million and improvements in shareholder value through $70.8 million paid in dividends and the repurchase of over 500,000 shares of common stock. The company also continued to invest in the future through a 14% increase in research and development (R&D) investments. The company’s safety record continues to be one of the best in the industry with a recordable injury rate of 0.54.

Individual Performance

Mr. Gottwald, President, CEO and Chairman. As described in the company performance section above, under Mr. Gottwald’s leadership, the company performed well in 2015 while continuing to invest in the future and improve shareholder value. In addition to overall company performance, the Committee considered Mr. Gottwald’s strategic leadership in safety and environmental performance, improvements in the product supply system and improvements in efficiencies in our R&D and manufacturing processes in the evaluation of his compensation. The first phase of the company’s investment in the building of a Singapore plant was completed under budget and on time. Programs to improve efficiency companywide are yielding measurable results. The Committee also considered Mr. Gottwald’s leadership of the Executive Team and his commitment and dedication to the strengthening of the company’s culture and values. He has managed the company through several leadership transitions at the top levels in the organization and provides strong leadership and direction to his team.

Mr. Shama, President of Afton. Under Mr Shama’s leadership, Afton Chemical generated solid results in 2015. The Committee considered Mr. Shama’s leadership of Afton and the progress made on various strategic initiatives in the evaluation of his compensation. Mr. Shama reorganized and aligned the Afton Leadership Team and led efforts for the development and communication of a long range strategic plan. Under his leadership, the company added volume capacity to existing plants and completed the first phase of the Singapore plant project on time and under budget. Initiatives to improve product integrity in the supply chain and R&D efforts to increase our competitive position are underway.

Mr. Hazelgrove, CAO. The Committee considered Mr. Hazelgrove’s leadership in several areas including human resources (HR), information technology (IT), real estate, and government relations in the evaluation of his compensation. Under his leadership, the HR organization strengthened during 2015 and provided business support to the global organization by supporting the increase of global assignments, implementing training programs to strengthen employee development, and building strong succession plans resulting in a very low voluntary turnover rate of approximately 2%. In addition, Mr. Hazelgrove worked closely with Mr. Shama and Mr. Gottwald in providing leadership and guidance to several key leaders involved in role transitions in 2015. The IT organization supported several strategic initiatives throughout 2015 and delivered the IT infrastructure in the new Singapore plant. Under Mr. Hazelgrove’s leadership, there was also a renewed focus on cybersecurity to enhance the protection of the company’s intellectual property. Mr. Hazelgrove also successfully led and supported many real estate investments in 2015 including the negotiation of many leases and site improvements across the globe. Our government relations organization supported several key industry initiatives that allow the company and industry to favorably compete in the global economy.

Mr. Edmonds, VP and General Counsel. The Committee considered Mr. Edmonds successful leadership of the company’s litigation and corporate transactions and his dedication and leadership in reinforcing the company’s ethics and code of conduct in the evaluation of his compensation in 2015. Under his leadership, in-person ethics and code of conduct training was conducted to all employees in customer facing roles in all regions of the world, demonstrating the company’s commitment to a strong ethical culture. A recent realignment of the internal patent team proved effective, more fully protecting the company’s intellectual property. Under his leadership, the number of legacy tort cases continues to decrease and the cases are managed under budget and within expected outcomes.

Mr. Paliotti, CFO. Mr. Paliotti has made strategic impacts improving process efficiencies and promoting effective cash management. The Committee considered his strong leadership of the finance organization in the evaluation of his compensation. Under his leadership, the finance organization partnered and provided valuable solutions to our business segments on strategic initiatives designed to improve expense discipline and reduce costs. He successfully managed the company’s balance sheet which allowed $70 million to be returned to shareholders in the form of dividends and another $198 million to be used for common stock buy-backs further increasing shareholder value.

While both the company and the individual NEOs performed well in 2015, the final bonuses recommended to and approved by the Committee for each NEO were less than the initial maximum amounts, in order that the bonuses payable to each NEO would be consistent with the median total cash compensation level for comparable positions within our peer group and with historical bonus payouts. The final amounts ranged from 49% to 68% of the maximum bonus amounts and placed each NEO’s total cash compensation within 18% of the median total cash compensation level for comparable positions within our peer group. The Committee approved the bonus recommendations of the CEO for NEOs other than himself without any change.

The final 2015 bonus amounts as approved by the Committee for each NEO are set forth in the Summary Compensation Table on page 22.

Long Term Incentive Awards

Our long-term incentive program is designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by tying a portion of their compensation to the value of our common stock. Our long-term incentive awards are generally made in the form of shares of restricted stock which cliff vest on the third anniversary of the grant date, subject to accelerated vesting in the event of an NEO’s death or disability. Dividends on all awards are paid currently on the same basis as to other shareholders of record.

The grant dates and amounts of our 2015 awards are shown in the Grants of Plan-Based Awards Table on page 23.

The Committee approves the size of the awards for each NEO in its discretion. The award sizes generally reflect the scope of the duties and responsibilities associated with each NEO’s position and seniority, along with other relevant considerations such as peer group compensation data, internal pay equity, company performance and an executive’s individual contributions, with no particular weight assigned to any factor. Peer group data is used to compare the competitiveness of the restricted stock grants with equity compensation practices at our peer group companies, but the awards are not targeted at a specific percentile or percentile range of the peer group data.

For our NEOs our executive compensation program for 2015, as it has been historically, was weighted more toward annual cash-based compensation as opposed to equity-based compensation as compared to our peers. In general, the Committee believes the cash-based bonus program, combined with modest equity grants, the share ownership guidelines applicable to the NEOs (as described below) and the contribution of company common stock into our Savings Plan (50% of the first 10% of base pay that the participant contributes) provides a balanced package that contributes to and rewards the long-term performance of the company and the executives. The Committee also believes that the Executive Bonus Plan, as currently designed, gives it the needed flexibility to factor in and reward longer-term performance of the company and the NEOs, as the Committee deems appropriate. As described in the “Annual Bonus” section above, under the Executive Bonus Plan, individual performance measured against a variety of different metrics, including longer-term metrics, may be evaluated in determining the final bonus amounts for each of the NEOs. The discretionary component of the Executive Bonus Plan provides the Committee with flexibility to determine which longer-term metrics to select and weight in the evaluation of each NEO’s performance. The Committee monitors the balance of the annual cash and stock components of the executive compensation program and feels the current balance is appropriate.

Retirement Benefits

We offer a number of retirement plans to provide security for current and future needs of our employees. We believe that our benefit plans further our goals of attracting and retaining highly-qualified executives. Our retention programs create management stability and solidify alignment of interest between the NEOs and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan (the Pension Plan), aimed at allowing employees, including the NEOs, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement and years of service. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan (the Savings Plan), designed to provide employees, including the NEOs, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of our common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions and benefits highly-paid employees, such as the NEOs, can make to or receive under the Pension Plan and the Savings Plan, we also provide an excess benefit plan (the Excess Benefit Plan), to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with NEOs

We do not have employment agreements, change in control agreements or other similar agreements with any of our NEOs.

Other Policies

Share Ownership Guidelines

Consistent with their responsibilities to our stockholders, each of the NEOs is required to maintain a financial stake in the company. To this end, each of the NEOs must own shares of our common stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary multiple
CEO	3X
Other NEOs	1X

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;

•	Unvested restricted stock;

•	Shares owned through our Savings Plan.

The Committee annually reviews and monitors each NEO’s compliance with the guidelines. New NEOs are given five years to comply with these requirements. Each of the current NEOs is in compliance with these guidelines.

Clawback Policy

The company has not adopted a compensation clawback policy but is monitoring developments under the Dodd Frank Wall Street Reform and Consumer Protection Act and intends to adopt a clawback policy that satisfies the requirements of the act and the SEC’s rules thereunder once such rules have been adopted. The company’s CEO and CFO are currently subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002.

Deductibility of Executive Compensation under Code Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction the company may take for the annual compensation paid to each of its NEOs (other than its CFO). The Committee continues to monitor the impact of Section 162(m) on our executive compensation program and has designed the Executive Bonus Plan to qualify for the performance-based compensation exception to the $1 million deduction limitation. Salary and service-based restricted stock awards, such as the awards we grant under our long-term incentive program, do not qualify for the performance-based compensation exception. We may pay compensation, including annual bonuses, that does not qualify for this exception and that is non-deductible under Section 162(m), based on the Committee’s evaluation of our business needs.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Phyllis L. Cothran (Chairman)
H. Hiter Harris, III
James E. Rogers

February 25, 2016

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2015.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

Thomas E. Gottwald President and Chief Executive Officer	2015 2014 2013	$973,450 960,733 915,000	$0 0 0	$92,583 103,137 108,396	$0 0 0	$625,000 750,000 750,000	$128,037 1,271,478 0	$218,672 48,037 45,750	$2,037,742 3,133,385 1,819,146

Brian D. Paliotti Vice President and Chief Financial Officer	2015	$335,000	$0	$69,910	$0	$300,000	$30,457	$16,750	$752,117

Robert A. Shama President of Afton Chemical Corporation	2015 2014 2013	$538,833 510,000 433,333	$0 0 0	$92,583 613,094 108,396	$0 0 0	$500,000 500,000 450,000	$340,931 711,016 88,978	$27,314 37,730 21,667	$1,499,661 2,371,840 1,102,374

Steven M. Edmonds Vice President and General Counsel	2015 2014 2013	$420,233 408,033 392,867	$0 0 0	$0 51,569 54,983	$0 0 0	$300,000 330,000 330,000	$126,302 391,349 95,358	$21,012 20,402 19,643	$867,547 1,201,353 892,851

Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	2015 2014 2013	$429,233 411,000 369,533	$0 0 0	$92,583 103,137 54,983	$0 0 0	$315,000 350,000 350,000	$107,778 422,415 0	$21,462 20,550 18,477	$966,056 1,307,102 792,993

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401(a) of the Internal Revenue Code.
(2)	Represents the aggregate grant date fair value of the awards made as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the stock are set forth in Note 14 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(3)	Represents the amounts paid under the Executive Bonus Plan for the year indicated, which incorporates an objective, pre-established performance measure for determining maximum bonus amounts. See “Compensation Discussion and Analysis—Annual Bonus” for additional information regarding the design of the Executive Bonus Plan.
(4)	The amounts indicate the aggregate change in the actuarial present value of each named executive officer’s accrued benefit under the Pension Plan, the Excess Benefit Plan and (solely for Mr. Gottwald) the Director Retirement Plan, which collectively we refer to in this proxy statement as the “pension retirement plans.” None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 5.000% discount rate for the measurement period ended December 31, 2013, a 4.125% discount rate for the measurement period ended December 31, 2014 and a 4.500% discount rate for the measurement period ended December 31, 2015, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated by reference into this proxy statement. The significant rise in pension value for 2014 was primarily due to implementing a new mortality table and a lower discount rate. While these changes increased the company’s liability from an accounting perspective, they did not increase the retirement benefit payable to the executive.
(5)	The amounts in this column primarily represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts under each of the plans listed below to each named executive officer in 2015:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Total ($)
Thomas E. Gottwald	$13,250	$35,422	$48,672

Brian D. Paliotti	13,113	3,638	16,750

Robert A. Shama	13,250	13,692	26,942

Steven M. Edmonds	12,817	8,195	21,012

Bruce R. Hazelgrove, III	13,250	8,212	21,462

HSR Filing Fee. For Mr. Gottwald the amount in this column also includes $170,000 payment of an HSR filing fee. The value of company stock owned by Mr. Gottwald exceeded limits set forth in the HSR regulations and he was required to make HSR filings in 2015 in order to maintain and increase his stock ownership levels in the company. Due to Mr. Gottwald’s position as Chief Executive Officer and Chairman of the company, he is not able to rely on the passive investor exemption contained in the HSR regulations. This amount was imputed as income to Mr. Gottwald, and Mr. Gottwald did not receive any tax gross-up on this amount.

Grants of Plan-Based Awards

The following table sets forth information concerning awards under our Executive Bonus Plan and individual restricted stock grants made during the year ended December 31, 2015 to the named executive officers.

		Potential Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Threshold	Target	Maximum

Thomas E. Gottwald
Bonus Program	—	—	$625,000	$2,000,000	—	—
Restricted Stock	12/18/2015	—	—	—	245	$92,583

Brian D. Paliotti
Bonus Program	—	—	$300,000	$2,000,000
Restricted Stock	12/18/2015				185	69,910

Robert A. Shama
Bonus Program	—	—	$500,000	$2,000,000	—	—
Restricted Stock	12/18/2015	—	—	—	245	92,583

Steven M. Edmonds
Bonus Program	—	—	$300,000	$2,000,000	—	—

Bruce R. Hazelgrove, III
Bonus Program	—	—	$315,000	$2,000,000	—	—
Restricted Stock	12/18/2015	—	—	—	245	92,583

(1)	This column reflects the target and maximum amounts potentially payable under the 2015 Executive Bonus Program. The maximum payout is merely the individual dollar limit established by the Executive Bonus Program, and does not reflect the Committee’s evaluation of each individual’s performance against goals for the year. Maximum bonuses under the Executive Bonus Program are determined based on a percentage assigned to each executive of our company’s operating profit for the year. There are no threshold or target levels of performance established with respect to the Executive Bonus Program. The target amount shown above is a representative amount based on the previous fiscal year’s performance. See “Compensation Discussion and Analysis—Annual Bonus Plan” for discussion of 2015 Executive Bonus Program and amounts actually earned in 2015.
(2)	The grant date fair value of the stock awards is computed in accordance with FASB ASC Topic 718 and is equal to the number of shares awarded multiplied by the closing price per share of our Common Stock on December 18, 2015 (the Grant Date), which was $377.89. The stock awards granted to our NEOs will vest on the third anniversary of the Grant Date, provided the named executive officer is employed by the company through such date, or upon an executive’s earlier termination of employment due to death or disability.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of nonvested restricted stock and restricted stock units for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2015. There were no other equity awards such as options, SARs or similar instruments or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2015.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (6) ($)

Thomas E. Gottwald	245	(1)	$93,279
	270	(2)	102,797
	345	(3)	131,352

Brian D. Paliotti	185	(1)	70,435
	135	(2)	51,399
	667	(4)	253,947
	175	(3)	66,628

Robert A. Shama	245	(1)	93,279
	270	(2)	102,797
	1,335	(5)	508,276
	345	(3)	131,352

Steven M. Edmonds	135	(2)	51,399
	175	(3)	66,628

Bruce R. Hazelgrove, III	245	(1)	93,279
	270	(2)	102,797
	175	(3)	66,628

(1)	The shares reported here reflect the 2015 restricted stock awards we made to our NEOs. The 2015 restricted stock award shares are the same as those reported above in the Grants of Plan-Abased Awards Table and will vest on December 18, 2018, provided the NEO is employed by our company through such date, or upon the executive’s earlier termination due to death or disability.
(2)	The shares reported here reflect the regular 2014 restricted stock awards and restricted stock units we made to our NEOs. The 2014 restricted stock award shares and restricted stock units will vest on November 14, 2017, provided the NEO is employed by our company through such date, or upon the executive’s earlier termination due to death or disability.
(3)	The shares reported here reflect the 2013 restricted stock awards, which will vest on November 11, 2016, provided the NEO is employed by our company through such date, or upon the executive’s earlier termination due to death or disability.
(4)	The shares reported here reflect the special 2014 restricted stock award to Mr. Paliotti, which will vest on November 14, 2019, provided he is employed by our company through such date, or upon his earlier termination due to death or disability.
(5)	The shares reported here reflect the special 2014 restricted stock award to Mr. Shama, which will vest on November 14, 2019, provided he is employed by our company through such date, or upon his earlier termination due to death or disability.
(6)	The market value is based on the last sales price of our common stock as reported by the NYSE on December 31, 2015, which was $380.73.

Stock Vested During Fiscal 2015

The following table presents information concerning the number and value of stock awards vested for the named executive officers during the fiscal year ended December 31, 2015.

	Stock awards
Name	Number of shares acquired on vesting (1)(#)	Value realized on vesting (2)

Thomas E. Gottwald	410	$157,965

Brian D. Paliotti	165	63,571

Robert A. Shama	410	157,965

Steven M. Edmonds	205	78,982

Bruce R. Hazelgrove, III	205	78,982

(1)	The shares reported here reflect the 2012 stock awards we made to our named executive officers that vested on September 4, 2015.
(2)	The value realized is equal to the number of shares vested, multiplied by the closing market price of the company’s common stock on the vesting date.

Pension Benefits

The following table presents information as of December 31, 2015 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas E. Gottwald	Pension Plan	24	(1)	$562,444	$0
	Excess Benefit Plan (Pension Plan Component)	24	(1)	3,349,383	0
	Director Retirement Plan(2)	n/a		129,080	0

Brian D. Paliotti	Pension Plan	8		111,414	0
	Excess Benefit Plan (Pension Plan Component)	8		39,123	0
Robert A. Shama(3)	Pension Plan	24		604,008	0
	Excess Benefit Plan (Pension Plan Component)	24		1,419,353	0
Steven M. Edmonds	Pension Plan	13		598,709	0
	Excess Benefit Plan (Pension Plan Component)	13		782,791	0
Bruce R. Hazelgrove, III	Pension Plan	19		523,180	0
	Excess Benefit Plan (Pension Plan Component)	19		795,194	0

(1)

As of December 31, 2015, Mr. Gottwald had 29 years of service with our company and affiliate or predecessor employers, but only 24 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Gottwald could not apply his full 29 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 29 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.
(2)	In exchange for his services as a director, Mr. Gottwald is eligible to participate in our Director Retirement Plan, which pays a lifetime benefit of $12,000 per year upon an eligible director’s retirement or on after the age of 60, regardless of years of service. See “Compensation of Directors—Directors’ Retirement Benefits” on page 10.
(3)	A portion of Mr. Shama’s Pension Plan benefit relating to a period during which Mr. Shama was an employee of our subsidiary, Ethyl Canada, is payable under the Ethyl Canada, Inc. Salaried Employees Pension Plan.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 4.500% discount rate for the measurement period ended December 31, 2015, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2015, were: Thomas E. Gottwald, 24; Brian D. Paliotti, 8; Robert A. Shama, 24; Steven M. Edmonds, 13; and Bruce R. Hazelgrove, III, 19. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•	the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Pension Plan benefits with an actuarially equivalent cash value up to $25,000 may be paid as a lump sum. We amended the Pension Plan in 2015 to increase this value from $5,000, for benefit commencement and employment termination dates on or after January 1, 2016.

Under the Pension Plan, a participant who transfers to us from one of our subsidiaries or affiliates which maintains its own pension plan will receive a benefit under the Pension Plan that is equal to the greater of his accrued benefit under the Pension Plan based on his total years of service from his date of hire with the subsidiary or affiliate, offset by his benefit under the subsidiary or affiliate’s plan, or his benefit accrued under the Pension Plan based on his years of service from his date of transfer with no offset for the accrued benefit under the subsidiary or affiliate’s plan. Mr. Shama’s Pension Plan benefit is based on his total years of service with us and will be offset by his benefit under the Ethyl Canada Inc. Salaried Employees’ Pension Plan accrued with respect to his service prior to December 31, 1997.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations imposed by the Internal Revenue Code. The Savings Plan component is hypothetically invested in phantom shares of our common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of limitations under the Internal Revenue Code and earnings thereon. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005, at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of our common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 27.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	in Last FY	Last FY(1)	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)

Thomas E. Gottwald	$0	$35,422	$(293,779)	$0	$4,899,367

Brian D. Paliotti	0	3,638	(110)	0	3,744

Robert A. Shama	0	13,692	(8,472)	0	128,473

Steven M. Edmonds	0	8,195	(10,988)	0	190,248

Bruce R. Hazelgrove, III	0	8,212	(4,343)	0	79,386

(1)	For further discussion, see footnote 5 under the Summary Compensation Table on page 23.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees and (iii) the long term incentive awards, which provide for accelerated vesting on termination due to death or disability as described below.

The restricted stock and unit awards granted as a part of our long-term incentive program typically include a service-based vesting requirement. For a discussion of these awards, see “Compensation Discussion and Analysis—Long Term Incentive Awards” on page 19. Any unvested stock awards held by an NEO upon retirement or other termination of employment, other than due to death or disability, prior to the vesting date will be cancelled. However, such awards will vest in full upon an NEOs termination due to death or disability prior to the vesting date. The table below quantifies the estimated benefit to our NEOs in connection with such a trigger event occurring on the last business day of our 2015 fiscal year, and based on a share price of $380.73, the closing price of our common stock on December 31, 2015.

Name	Disability	Death
Thomas E. Gottwald	$327,428	$327,428

Brian D. Paliotti	442,408	442,408

Robert A. Shama	835,702	835,702

Steven M. Edmonds	118,026	118,026

Bruce R. Hazelgrove, III	262,704	262,704

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

Patrick D. Hanley, Chairman
Mark M. Gambill
H. Hiter Harris, III

February 25, 2016

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2016, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors unanimously recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2015 and 2014:

	2015	2014

Audit Fees	$2,216,012	$2,152,288
Audit-Related Fees	29,647	258,337
Tax Fees(1)	953,436	894,111
All Other Fees	519,832	479,563

Total fees	$3,718,928	$3,784,299

(1)	Tax compliance and preparation fees totaled $166,014 and $155,248 in fiscal 2015 and 2014, respectively.

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. In 2014, such fees were related to internal control reviews of contract compliance and processes.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning, and a research and development credit review.

All Other Fees include fees associated with a global restructuring study as a result of the growth of our business outside the U.S. over the past several years, as well as licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2016 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2016 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 14 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 22 through 28, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2017 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 14, 2016, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2017 annual meeting on April 27, 2017.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2016 annual meeting is to be held on April 28, 2016, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2017 annual meeting not later than the close of business on January 28, 2017 nor earlier than the close of business on December 29, 2016.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 18, 2016 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

DIRECTIONS TO THE ANNUAL MEETING

Virginia War Memorial

621 S. Belvidere Street

Richmond, Virginia 23220

The Virginia War Memorial is located on the north end of the Robert E. Lee Bridge overlooking the James River. The memorial can be reached by following the directions below. Parking is available in a lot located at the Virginia War Memorial. When you arrive, please enter through the front doors marked the “Paul and Phyllis Galanti Education Center,” where you will be greeted by the front desk volunteers.

From Southside, Petersburg, Emporia (I-95)

Take I-95 North to Richmond. Immediately after crossing the James River Bridge on I-95, take the first exit (74A) onto I-195 (Downtown Expressway). Exit at the Belvidere Street Exit. There is a $.35 cash toll at this exit, which is not manned. At stoplight turn left onto S. Belvidere Street. Travel about one-half mile and turn left onto Rowe Street.

From Washington D.C. and Fredericksburg (I-95)

Take I-95 South/ I-64 East to Exit 76B (Belvidere Street). Turn left onto W. Leigh Street at the stoplight. Turn right onto N. Belvidere Street at the stoplight. Travel about one mile and turn left onto Rowe Street.

From Charlottesville, Waynesboro, and Staunton (I-64)

Take I-95/ I/64 East to Exit 76B (US-1/Belvidere Street/US-301). Turn left onto W. Leigh Street at the stoplight. Turn right onto N. Belvidere Street (US-1 S, US-301 S) at the stoplight. Travel about one mile and turn left onto Rowe Street.

From Virginia Beach and Norfolk (I-64)

Take I-64 West. Take exit 190 on the left to merge onto N. 5th Street. Continue on N. 5th Street until it intersects with Canal Street. Turn right onto Canal Street. At the stoplight, turn left onto N. Belvidere Street (US-1 S, US-301 301 S) at the stoplight. Follow approximately one-half mile and turn left onto Rowe Street.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2016.

Vote by Internet • Go to www.envisionreports.com/NEU • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	Ê
	01 - Phyllis L. Cothran	☐	☐	☐	02 - Mark M. Gambill	☐	☐	☐	03 - Bruce C. Gottwald	☐	☐	☐
	04 - Thomas E. Gottwald	☐	☐	☐	05 - Patrick D. Hanley	☐	☐	☐	06 - H. Hiter Harris, III	☐	☐	☐

	07 - James E. Rogers	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2016.	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation.	☐	☐	☐

4.	In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

 B   Non-Voting Items

Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

NewMarket Corporation Annual Meeting of Shareholders

Thursday, April 28, 2016 at 10:00 A.M.

Virginia War Memorial

621 S. Belvidere Street

Richmond, VA 23220

Directions to the annual meeting can be found in the proxy statement.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 28, 2016

The undersigned hereby appoints Bruce C. Gottwald and James E. Rogers, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 28, 2016, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)